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                                                                  Exhibit 10(q)

                     SENIOR EXECUTIVE RETENTION AGREEMENT

  Agreement between Olin Corporation, a Virginia corporation ("Olin"), and
     (the "Executive"), dated as of     , 1999.

  Olin and the Executive agree as follows:

  1. Definitions. As used in this Agreement:

    (a) "Brass" means the Brass division of Olin as operated on the date hereof with such modifications thereto as are made in the ordinary course of business.

    (b) "Cause" means the willful and continued failure of the Executive to substantially perform his duties; the willful engaging by the Executive in gross misconduct significantly and demonstrably financially injurious to the employer, or willful misconduct by the Executive in the course of his employment which is a felony or fraud. No act or failure to act on the part of the Executive will be considered "willful" unless done or omitted not in good faith and without reasonable belief that the action or omission was in the interests of the employer or not opposed to the interests of the employer.

    (c) "Chlor Alkali" means the Chlor Alkali Products division of Olin as operated on the date hereof with such modifications thereto as are made in the ordinary course of business.

    (d) "Compete" means that the Executive becomes an owner, employee, officer, director, partner or consultant of a business that competes with the business of Olin, or any division or subsidiary of Olin, by selling, offering to sell, or producing any product substantially similar to those then sold or produced by Olin or any such division or subsidiary; provided that the Executive shall not be deemed to Compete solely by virtue of ownership of less than one percent of the outstanding securities of a company whose stock is traded on a national securities exchange or by the National Association of Securities Dealers Automated Quotation System.

    (e) "Division Disposition" means:

      (i) Any direct or indirect sale or other disposition of all or substantially all of the business or assets of Chlor Alkali or Brass, or both, in one or more transactions, to any person, partnership, joint venture, corporation or other entity other than Olin, or a direct or indirect majority-owned subsidiary of Olin; or

      (ii) Any transaction by which Olin ceases to be the beneficial owner of a majority of the capital stock or other equity interests in any subsidiary corporation or other entity to which all or substantially all of the assets or business of Chlor Alkali or Brass or both have been transferred.

    (f) "Employment Term" means the period beginning on the date of this Agreement and ending on December 31, 2001.

    (g) "Good Reason" means that:

        (1) The employer reduces the Executive's total direct compensation ( i.e., the sum of base salary, the standard annual award under short-term annual incentive compensation plans or programs and standard awards under long-term incentive compensation plans or programs) from the levels in effect on the date of this Agreement other than a reduction due solely to the employer's financial performance provided such performance is a relevant criterion under such plan;

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        (2) The Executive's duties, position or reporting responsibilities are diminished, provided that a reduction in the scale of the Executive's duties solely as an effect of a Division Disposition or the reasonable addition of executive responsibilities as a result of realignment of duties shall not constitute Good Reason;

        (3) The employer fails to substantially maintain benefit plans as Olin's are in effect on the date of this Agreement, unless reasonably equivalent arrangements (embodied in an on-going substitute or alternative plan) have been made with respect to such plans; or

        (4) The employer requires the Executive to relocate the Executive's then office to an area which is not within reasonable commuting distance (i.e. no more than 50 miles one way), on a daily basis, from the Executive's then residence.

    (h) "Net After Tax Benefit" means the sum of (i) the total amounts payable to the Executive under this Agreement, plus (ii) all other payments and benefits which the Executive receives or is entitled to receive from Olin that would constitute a Parachute Payment, less (iii) the amount of federal income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate in effect for the year in which the foregoing shall be paid to the Executive, less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Internal Revenue Code of 1986, as amended.

    (i) "Parachute Payment" means any payment deemed to constitute a "parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended.

    (j) "Retention Factor" means a number equal to the number of months remaining in the Employment Term at the time of a termination described in
  Section 4, rounded up to the nearest whole month.

    (k) "Retention Payment" means an amount equal to the Retention Factor, multiplied by the sum of: (i) the Executive's monthly salary in effect immediately prior to the termination; plus (ii) an amount equal to one-twelfth of the higher of (A) Executive's standard annual award under Olin's short-term annual incentive compensation plans or programs at the time of the termination, or (B) the Executive's average annual award actually paid under Olin's short-term annual incentive compensation plans or programs (including zero if nothing was paid or deferred, but including any portion the Executive elected to defer) for the three calendar years immediately preceding the termination referred to in Section 4.

    (l) "Tier 1 Executive Agreement" means the Executive Agreement, dated as of December 14, 1998, between Olin and the Executive, and any amendment to or substitution for such agreement.

  2. Previous Agreement. This Agreement is in addition to and is not intended to replace or supersede the Tier 1 Executive Agreement, or any successor agreement, and does not modify or amend the Tier 1 Executive Agreement.

  3. Term. This Agreement expires at the close of business on the earlier of
(i) December 31, 2001, or (ii) a Change in Control as defined in the Tier 1 Executive Agreement provided that if Executive accepts employment with Brass or Chlor Alkali or a successor entity or one of their affiliates in connection with a Division Disposition, the Agreement shall continue for a period of three years after the date Executive begins such new employment. In the event of the Executive's death while employed by Olin, this Agreement shall terminate and be of no further force or effect on the date of his or her death; provided that the Executive's death will not affect any of the Executive's rights resulting from an event occurring prior to death.


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  4. Retention Payment and Related Benefits. In the event that (i) Olin terminates the Executive's employment prior to the end of the Employment Term, other than for Cause or Disability (as defined in the Tier 1 Executive Agreement); or (ii) the Executive terminates his or her employment with Olin for Good Reason after giving Olin at least three months' prior written notice:

    (a) Olin will pay the Executive an amount equal to the Retention Payment, in equal monthly installments for the remainder of the Employment Term, beginning on the first day of the month immediately following the month in which the termination occurs;

    (b) Executive will receive service credit under all Olin pension plans for which the Executive was eligible at the time of the termination (i.e., under Olin's qualified pension plans to the extent permitted under then applicable law; otherwise such credit will be reflected in a supplementary payment from Olin under one or more supplementary non-qualified pension plans, to be due at the times and in the manner payments are due the Executive under such supplementary non-qualified plan(s)) for a number of months equal to the Retention Factor (such credit to be in addition to and to run consecutively after, rather than concurrently with, any credit under the Tier 1 Executive Agreement);

    (c) Executive (including covered dependents) will continue to enjoy coverage on the same basis as a similarly situated active employee under all Olin medical, dental and life insurance plans to the extent Executive was enjoying such coverage immediately prior to the termination, for a number of months equal to the Retention Factor, (such coverage to be in addition to, and to run consecutively after, rather than concurrently with, any coverage under the Tier 1 Executive Agreement) and the Executive's entitlement to insurance coverage under the Consolidated Omnibus Budget Reconciliation Act would commence at the end of such period, without offset;

    (d) All stock options and shares of restricted stock, or other stock-based compensation held by Executive immediately prior to the termination shall vest effective upon the termination, and the exercise period for all such options or other stock-based compensation shall be extended until the full term of the relevant award;

    (e) The balance (if any) in the Executive's "EVA Bonus Bank" at the time of termination shall be paid in full, or, if a pro rata EVA Plan payout is required under that Plan, then as soon as possible thereafter; and

    (f) Any vesting requirements under the Olin Supplemental Contributing Employee Ownership Plan shall be deemed satisfied in full.

    (g) Each monthly installment payable for the remainder of the Employment Term as provided under Section 4(a) shall be offset by amounts Executive received as cash compensation from another "regular job" in the immediately preceding month.

  5. Payments Upon Termination by a Division. In the event that, in connection with a Division Disposition, the Executive accepts employment with, and becomes employed by, the Division or a successor entity or one of their affiliates, and within three (3) years thereafter, (a) such new employer terminates the Executive's employment, other than for Cause or Disability (as defined in the Tier 1 Executive Agreement); or (b) the Executive terminates his or her employment with such new employer for Good Reason:

    (a) Olin will pay the Executive an amount equal to the product of: (i) the Retention Factor plus twelve, multiplied by (ii) the sum of (A) the Executive's monthly salary in effect at the time of the Division Disposition; plus (B) one-twelfth of the higher of (I) Executive's standard annual award under Olin's short-term annual incentive compensation plans or programs at the time of the Division Disposition, or (II) the Executive's average annual award actually paid under Olin's short-term annual incentive compensation plans or programs (including zero if nothing was paid or deferred, but including any portion the Executive elected to defer) for the three calendar years


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  immediately preceding the Division Disposition. Such payment shall be made in equal monthly installments during the remainder of the Employment Term, beginning on the first day of the month immediately following the month in which such termination occurs. Such payment shall be reduced by any severance, job transition or employment termination payments such Executive receives in cash from his or her new employer in connection with the termination, and by any cash payments Executive receives under paragraph 4(f) of the Tier 1 Executive Agreement;

    (b) Executive will receive service credit under all Olin pension plans for which the Executive was eligible at the time of the Division Disposition (i.e., under Olin's qualified pension plans to the extent permitted under then applicable law; otherwise such credit will be reflected in a supplementary payment from Olin under one or more supplementary non-qualified pension plans, to be due at the times and in the manner payments are due the Executive under such supplementary non-qualified plan(s)), for a number of months equal to the Retention Factor plus twelve (net of any number of months of such credit, if any, that Executive receives under the Tier 1 Executive Agreement);

    (c) Executive (including covered dependents) will continue to enjoy coverage on the same basis as a similarly situated active employee under all Olin medical, dental and life insurance plans to the extent Executive was enjoying such coverage immediately prior to the Division Disposition, for a number of months equal to the Retention Factor plus twelve, (less the number of months, if any, of such coverage that Executive receives under the Tier 1 Executive Agreement) and the Executive's entitlement to insurance coverage under the Consolidated Omnibus Budget Reconciliation Act will commence at the end of such period, without offset; and

    (d) Executive shall be entitled, at Olin's expense, to outplacement counseling and associated services in accordance with Olin's customary practice at the time with respect to senior executives terminated without Cause, but only to the extent Executive does not receive such benefits under the Tier 1 Executive Agreement.

    (e) Any amounts payable under Section 5(a) shall be offset by amounts Executive receives as cash compensation for full-time employment or full-time consulting services.

  6. Limitation on "Parachute" Payments. If any amounts payable to the Executive pursuant to this Agreement which are deemed by the Executive to constitute Parachute Payments, when added to any other payments which are deemed by the Executive to constitute Parachute Payments, would result in the imposition on the Executive of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the amounts payable under Section 4 or 5, as the case may be, shall be reduced by the smallest amount necessary to avoid the imposition of such excise tax; but shall be reduced only if, by reason of such reduction, the Executive's Net After Tax Benefit shall exceed the Net After Tax Benefit if such reduction were not made. The foregoing calculations (including any calculations required under the definition of Net After Tax Benefit) shall be made, at Olin's expense, by Olin and the Executive. If no agreement on the calculations is reached within five days after the date of the termination triggering the payment, then the calculations shall be made, at Olin's expense by a nationally-recognized accounting firm and outside counsel mutually acceptable to the Executive and Olin. In the event it becomes necessary to limit any payments under this Agreement, the Executive's insurance shall be the last payments to be so limited; any other payments payable under this Agreement shall be payable when due until the remaining maximum permissible amount has been paid to the Executive under this Section 6.

  7.  Successors; Offsets; Non-competition; Release.

    (a) Olin will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Olin, by agreement, in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Olin would be required

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  to perform if no such succession had taken place. Failure of Olin to obtain such assumption and agreement prior to the effectiveness of any such succession will be a breach of this Agreement and entitle the Executive to compensation from Olin in the same amount and on the same terms as the Executive would be entitled to hereunder had a triggering event occurred on the succession date. As used in this Agreement, "Olin" means Olin as defined in the preamble to this Agreement and any successor to its business or assets which executes and delivers this Agreement or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law or otherwise.

    (b) This Agreement shall be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

    (c) In the event that, without Olin's consent, which consent will not be unreasonably withheld, the Executive Competes during the Employment Term, the Executive will forfeit the right to receive amounts due from Olin under this Agreement after the date Executive begins to Compete and will forfeit any right to continued insurance coverage under this Agreement after such date; provided that nothing in this Section shall be deemed to reduce or otherwise impair in any manner, Executive's right to receive payments or insurance benefits, if any, under any other plan, agreement or arrangement.

    (d) Following termination of Executive's employment, Olin may require Executive to release Olin from any and all employment, wrongful termination and/or discrimination claims as a condition to making payments under this Agreement, any such release to be in substantially the form required of other former Olin employees.

    (e) The Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. Nothing in this Agreement, including any offset or similar provision will be deemed to reduce or limit the rights which the Executive may have under any other employee benefit plan, policy or arrangement of Olin.

  8. Notices. For the purpose of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

  If to the Executive:

  If to the Company: Olin Corporation
                     501 Merritt 7
                     P.O. Box 4500
                     Norwalk, CT 06856-4500
                     Attention: Corporate Secretary

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

  9. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut (without giving effect to its conflicts of law).

  10. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the Executive and Olin. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

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  11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

  12. Withholding of Taxes. Olin may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

  13. Non-assignability. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in paragraph 7 above or except to any direct or indirect majority owned subsidiary of Olin. Without limiting the foregoing, the Executive's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his will or by the laws of descent or distribution, and, in the event of any attempted assignment or transfer by the Executive contrary to this paragraph, Olin shall have no liability to pay any amount so attempted to be assigned or transferred.

  14. No Employment Right. This Agreement shall not be deemed to confer on the Executive a right to continued employment with Olin.

  15. Disputes/Arbitration.

    (a) Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration at Olin's corporate headquarters in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of the Executive's right to be paid during the pendency of any dispute or controversy arising under or in connection with this Agreement.

    (b) Olin shall pay all reasonable legal fees and expenses, as they become due, which the Executive may incur to enforce this Agreement through arbitration or otherwise unless the arbitrator determines that Executive had no reasonable basis for his claim. Should Olin dispute the entitlement of the Executive to such fees and expenses, the burden of proof shall be on Olin to establish that the Executive had no reasonable basis for his claim.

  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

                                          Olin Corporation

                                          By:
                                             __________________________________

Accepted and Agreed:

_________________________
Name
Title: